EXHIBIT 99.01

Contact:
FormFactor, Inc.
Investor Relations
(925) 456-3911
IR@formfactor.com

FormFactor Announces Organization Change With Departure of Chief Operating Officer

Livermore, CA — July 18, 2005 — FormFactor, Inc. (Nasdaq: FORM) announced today that Jens Meyerhoff, the company’s Chief Operating Officer, has decided to leave the company to pursue other interests. With Mr. Meyerhoff’s departure, the company is taking the opportunity to streamline the management structure, and the functions of the Chief Operating Officer position are being assumed by the Office of the Chief Executive Officer, the members of which are Dr. Igor Y. Khandros and Joseph R. Bronson. The company expresses its thanks to Mr. Meyerhoff for his past contributions and accomplishments in helping guide FormFactor in its transition and growth from a private company to an industry leading public company and wishes him well with his future endeavors.

About FormFactor

FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The company’s products are based on its proprietary technologies, including its MicroSpring® interconnect technology and design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the company’s web site at www.formfactor.com.

FormFactor and MicroSpring are registered trademarks of FormFactor, Inc.